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                                                                     Exhibit 12


                                      COMMONWEALTH ALUMINUM CORPORATION
                              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                              (UNAUDITED)
                                        (Dollars in Thousands)

                                            Six Months
                                              Ended
                                            June 30,                   Years Ended December 31,
                                         ----------------   -----------------------------------------------
                                           1996     1995       1995     1994     1993     1992     1991
                                           ----     ----       ----     ----     ----     ----     ----
Earnings:
 Income from continuing operations before  $5,112  $29,161   $43,073  $22,791  $(11,536)  $7,977  $(42,555)
  income taxes...........................
 Fixed charges, exclusive of capitalized
  interest...............................  $1,445  $ 2,075   $ 4,035  $   370   $   477   $  460  $  6,687
                                           ------  -------   -------  -------   -------   ------  --------
                                           $6,557  $31,236   $47,108  $23,161   $(11,059) $8,437  $(35,868)
                                           ------  -------   -------  -------   --------  ------  --------
                                           ------  -------   -------  -------   --------  ------  --------
Fixed charges:
 Interest charged to expense.............  $1,122  $ 1,849   $ 3,473  $    62    $   164   $  122  $ 6,342

 One-third of rent expense...............     114      126       253      308        313      338      345

 Amortization of Loan Costs.............      209      100       309

 Fixed charges, exclusive of capitalized
  interest..............................    $1,445  $2,075   $ 4,035  $   370    $   477  $  460  $ 6,687
 Capitalized interest..................        172     -          50        -          -       -       -
                                           ------  -------   -------  -------   --------  ------  --------
                                            $1,617  $2,075   $4,085   $  370     $   477  $  460  $ 6,687
                                           ------  -------   -------  -------   --------  ------  --------
                                           ------  -------   -------  -------   --------  ------  --------

Ratio of earnings to fixed charges.......     4.05   15.05     11.53    62.60     (23.18)   18.34   (5.36)

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